Free Writing Prospectus

VanEck Merk Gold Trust

2021-09-03 OUNZ inspection

0001546652

Pursuant to 433/164

333-238022

MERK INVESTMENTS LLC

555 Bryant St #455 ● Palo Alto, CA 94301

VanEck Merk Gold Trust

2 Hanson Place

Brooklyn, NY 11217

September 3, 2021

RE: COUNT OF GOLD BULLION

To whom it may concern:

On Friday, September 3, 2021, VanEck’s Associate Director, Ahmet Dagli, conducted an on-site inspection of the Trust’s gold at the London vault of JPMorgan Chase Bank, N.A. (“Custodian”). His inspection included a spot check of bars, including confirming their weights.

At the time of inspection, 697 Gold Bars were held by the Custodian on behalf of the Trust on an allocated basis.

In total, according to the records of the Custodian, 278,521.760 fine troy ounces of Gold were held on an allocated basis. The Gold Bars weighed between 355.316 and 429.482 fine ounces of Gold with a purity between 99.50% and 99.99%. These records are consistent with those of Bank of New York Mellon (the “Trustee”) and the inspection.

No anomalies were identified during inspection.

Merk Investments LLC

Axel Merk

For a definition of the capitalized terms, please also see the Trust’s prospectus at merkgold.com/prospectus.

The issuer has filed a registration statement with the SEC for offering to which this communication relates. Before you invest, you should read the prospectus and other documents.